Exhibit 99.(h)(ii)

PARTICIPATING DEALER AGREEMENT

TRILOMA EIG GLOBAL ENERGY TERM FUND I

                             , 2015

Subject to the terms hereof, Triloma Securities, LLC, as the dealer manager (“Dealer Manager”) for Triloma EIG Global Energy Term Fund I, a Delaware statutory trust (the “Fund”), invites you, (“Participating Dealer”) to participate in the distribution, on a best efforts basis, of up to 37,994 common shares of beneficial interest of the Fund (the “Common Shares”), to be issued and sold to the public on a “best efforts” basis (the “Offered Shares”) at an initial offering price of $26.32 per share (which offering price is subject to change as described in the Prospectus (as defined below)) as set forth in the Registration Statement filed by the Fund, which includes the Fund’s prospectus, as amended or supplemented (the “Prospectus”) and the Statement of Additional Information. Triloma Energy Advisors, LLC is the investment adviser of the Fund (the “Adviser”). EIG Credit Management Company, LLC is the investment sub-adviser of the Fund (the “Sub-Adviser”).

PARTICIPATING DEALER AGREEMENT

1.             Dealer Manager Agreement

The Dealer Manager has entered into a dealer manager agreement with the Fund, dated June         , 2015, in the form attached hereto as Exhibit A (the “Dealer Manager Agreement”). Upon effectiveness of this Participating Dealer Agreement (this “Agreement”), pursuant to Section XIV below, you will become one of the Participating Dealers referred to in the Dealer Manager Agreement and will be entitled and subject to the representations, warranties and covenants contained in the Dealer Manager Agreement relating to the rights and obligations of a Participating Dealer, wherein each of the Participating Dealers severally agrees to indemnify and hold harmless the Fund, the Adviser, the Sub-Adviser, the Dealer Manager and their respective officers, directors, employees, members, partners, agents and representatives, and each person, if any, who controls such entity within the meaning of Securities Act of 1933, as amended (the “Securities Act”), or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), Section 13 regarding submission of subscriptions for Offered Shares, and Section 14 regarding suitability of investors and compliance procedures for offers and sales of Offered Shares. Except as otherwise set forth herein, capitalized terms used and not otherwise defined herein shall have the meanings given to them in the Dealer Manager Agreement. The Offered Shares are offered solely through broker-dealers who are members in good standing of the Financial Industry Regulatory Authority, Inc. (“FINRA”).

1.1                Participating Dealer hereby agrees to use its best efforts to sell the Offered Shares for cash on the terms and conditions stated in the Prospectus. Nothing in this Agreement shall be deemed or construed to make Participating Dealer an employee, agent, representative or partner of the Dealer Manager, the Fund or the Adviser, and Participating Dealer is not authorized to act for the Dealer Manager, the Fund or the Adviser or to make any representations on their behalf except as set forth in the Prospectus and any printed sales literature or other materials that have been approved for use by the Fund in writing and all appropriate regulatory agencies (the “Authorized Sales Materials”). In the event that the Fund uses printed materials in connection with the Offering prepared by the Fund, the Adviser, the Sub-Adviser or the Dealer Manager that are intended for “broker-dealer use only,” Participating Dealer shall use such “broker-dealer use only” materials in accordance with Section VII below.

2.     Submission of Orders

Each person desiring to purchase Offered Shares in the Offering will be required to complete and execute a Subscription Agreement for the Offering and to deliver to the Participating Dealer or Dealer Manager, as the case may be (the “Processing Broker-Dealer”), such completed Subscription Agreement, together with a check, draft, wire or money order (hereinafter referred to as a “Subscription Payment”) for the purchase price of the Offered Shares. Except as otherwise permitted by the Fund or permitted in the Prospectus, there shall be a minimum initial purchase by any one purchaser of $5,000 in Offered Shares. Investors who purchase Offered Shares shall make their checks payable to “TEGEF Term” or “Triloma EIG Global Energy Term Fund I.” Each investor desiring to purchase Offered Shares in the Offering must submit subscriptions for a certain dollar amount, rather than a number of Offered Shares and, as a result, may receive fractional Offered Shares.

2.1                 The Processing Broker-Dealer receiving a Subscription Agreement and Subscription Payment not conforming to the foregoing instructions shall return such Subscription Agreement and Subscription Payment directly to such subscriber not later than the end of the second business day following receipt by the Processing Broker-Dealer of such materials. Subscription Agreements and Subscription Payments received by the Processing Broker-Dealer that conform to the foregoing instructions shall be transmitted for deposit pursuant to one of the methods described in this Section II. If the Participating Dealer is a “$250,000 broker-dealer,” the Dealer Manager may authorize the Participating Dealer to instruct its customers to make its check for Offered Shares subscribed for payable directly to the Participating Dealer, in which case the Participating Dealer will collect the proceeds of the subscriber’s check and issue a check for the aggregate amount of the subscription proceeds made payable to “TEGEF Term” or “Triloma EIG Global Energy Term Fund I.” The Participating Dealer hereby agrees to be bound by the terms of the escrow agreement (the “Escrow Agreement”), by and among the Dealer Manager, UMB Bank, N.A., as escrow agent (the “Escrow Agent”), and the Fund.

2.2                 If the Processing Broker-Dealer conducts its internal supervisory review at the same location at which Subscription Agreements and Subscription Payments are received from subscribers, then, by noon of the next business day following receipt thereof by the Processing Broker-Dealer, the Processing Broker-Dealer will transmit the Subscription Agreements and Subscription Payments for deposit to the Escrow Agent or its designated agent.

2.3                 If the Processing Broker-Dealer conducts its internal supervisory review at a different location than the location at which Subscription Agreements and Subscription Payments are received from subscribers (the “Final Review Office”), Subscription Agreements and Subscription Payments will be transmitted by the Processing Broker-Dealer to the Final Review Office by noon of the next business day following receipt thereof by the Processing Broker-Dealer. The Final Review Office will in turn, by noon of the next business day following receipt thereof by the Final Review Office, transmit such Subscription Agreements and Subscription Payments for deposit to the Escrow Agent or its designated agent.

2.4                 The Participating Dealer understands that the Fund reserves the unconditional right to reject any order for any reason or no reason at all.

2.5                 Notwithstanding the foregoing, with respect to any Offered Shares to be purchased by a custodial account, the Processing Broker-Dealer shall cause the custodian of such account to deliver a completed Subscription Agreement and Subscription Payment for such account directly to the Fund’s transfer agent. The Processing Broker-Dealer shall furnish with each delivery of Subscription Payments a list of the related subscribers showing for each subscriber his, her or its name, address, social security number or tax identification number, as applicable, state of residence, amount of Offered Shares subscribed for and the amount of money paid for such Offered Shares.

3. Pricing

The Offered Shares shall be offered to the public at an initial offering price of $25.64 per Offered Share payable in cash. Offered Shares shall thereafter be offered to the public at a price equal to the Fund’s then current NAV per Common Share, plus a commission and a dealer manager fee together equaling 5.0% of the Fund’s NAV per Common Share, subject to adjustment for any volume or other discounts described in or otherwise provided in the “Plan of Distribution” section of the Prospectus (the “Dealer Manager Fee”). Except as otherwise permitted by the Fund or indicated in the Prospectus, a minimum initial purchase of $5,000 in Offered Shares is required.

3.1          The Offered Shares are nonassessable. Participating Dealer hereby agrees to place any order for the full purchase price except as otherwise provided in the Prospectus for volume discounts based upon the number of Offered Shares purchased by a subscriber through Participating Dealer.

4.     Compensation

4.1          Subject to the volume discounts and other special circumstances described in or otherwise provided in the “Plan of Distribution” section of the Prospectus, the Fund will pay the Dealer Manager selling commissions in the amount of two and one half percent (2.5%) of the selling price of each Share for which a sale is completed, and an additional Dealer Manager Fee in the amount of two and one half percent (2.5%) of the selling price of each Share for which a sale is completed (five percent (5.0%) in total). The Fund will not pay selling commissions or a Dealer Manager Fee for sales of Shares pursuant to its dividend reinvestment program. The Dealer Manager will re-allow all the selling commissions, subject to federal and state securities laws, to the Participating Dealer who sold the Shares. The Dealer Manager may retain or re-allow a portion of the Dealer Manager Fee, subject to federal and state securities laws, to the Participating Dealer who sold the Shares.

In addition, the Fund will pay the Dealer Manager, beginning the first calendar quarter after the close of the Offering period, asset-based distribution and Dealer Manager fees at an annualized rate of one percent (1.0%) of the price, net of all sales load, at which Shares are being sold in the Offering. Such distribution and Dealer Manager fees are accrued daily and paid quarterly in arrears and consists of three quarter percent (0.75%) distribution fees and quarter percent (0.25%) ongoing Dealer Manager fees. The Fund will cease paying distribution and dealer manager fees at the earlier of: (i) the date at which the underwriting compensation, including the distribution and Dealer Manager fees, paid by the Fund and shareholders, equals eight and one half percent (8.5%) of the gross proceeds from the Offering; and (ii) the date at which a liquidity event occurs. The Dealer Manager may retain or re-allow a portion of this asset-based distribution and Dealer Manager fee, subject to federal and state securities laws, to the Participating Dealer who sold the Shares.

4.2          The Dealer Manager may reimburse the Participating Dealer for accountable due diligence expenses incurred by such Participating Dealers. Participating Dealer shall provide a detailed and itemized invoice for any such due diligence expenses.

5.     Payment

Reallowed Dealer Manager fees will be paid to Participating Dealer within thirty (30) days of the receipt by the Dealer Manager of the Dealer Manager fee from the Fund.

6.     Right to Reject Orders and Cancel Sales

All orders, whether initial or additional, are subject to acceptance by and shall only become effective upon confirmation by the Fund, which reserves the right to reject any order, in whole or in part, for any reason or no reason at all. Orders not accompanied by a Subscription Agreement, an executed signature page thereto and the required Subscription Payment for the Offered Shares may be rejected. Issuance and delivery of the Offered Shares will be made only after actual receipt of payment therefor. If any Subscription Payment is not paid upon presentment, or if the Fund is not in actual receipt of clearinghouse funds or cash, certified or cashier’s check or the equivalent in payment for the Offered Shares within seven (7) days of sale, the Fund reserves the right to cancel the sale without notice.

7.     Prospectus and Authorized Sales Materials

Participating Dealer is not authorized or permitted to give, and will not give, any information or make any representation (written or oral) concerning the Offered Shares except as set forth in the Prospectus and the Authorized Sales Materials. The Dealer Manager will supply Participating Dealer with reasonable quantities of the Prospectus, any supplements thereto and any amended Prospectus, as well as any Authorized Sales Materials, for delivery to investors, and Participating Dealer will deliver a copy of the Prospectus and all supplements thereto and any amended Prospectus to each investor to whom an offer is made prior to or simultaneously with the first solicitation of an offer to sell the Offered Shares to an investor. Participating Dealer agrees that it will not send or give any supplements to the Prospectus, any amended Prospectus or any Authorized Sales Materials to that investor unless it has previously sent or given a Prospectus and all supplements thereto and any amended Prospectus to that investor or has simultaneously sent or given a Prospectus and all supplements thereto and any amended Prospectus with such Prospectus supplement, amended Prospectus or Authorized Sales Materials.

7.1                 Participating Dealer agrees that it will not show or give to any investor or prospective investor or reproduce any material or writing which is supplied to it by the Dealer Manager and marked “broker-dealer use only” or otherwise bearing a legend denoting that it is not to be used in connection with the offer or sale of Offered Shares to members of the public. Participating Dealer agrees that it will not use in connection with the offer or sale of Offered Shares any materials or writings which have not been previously approved by the Fund in writing other than the Prospectus and the Authorized Sales Materials. Participating Dealer agrees to furnish a copy of any revised preliminary Prospectus to each person to whom it has furnished a copy of any previous preliminary Prospectus, and further agrees that it will itself mail or otherwise deliver all preliminary and final Prospectuses required for compliance with the provisions of Rule 15c2-8 under the Exchange Act.

7.2                 Regardless of the termination of this Agreement, Participating Dealer will deliver a Prospectus in transactions in the Offered Shares for a period of ninety (90) days from the Effective Date of the Registration Statement or such longer period as may be required by the Exchange Act. Participating Dealer agrees to comply with all the applicable requirements under the Securities Act, the Employee Retirement Income Security Act of 1974, as amended, the Exchange Act (including, to the extent applicable, with respect to the custody of funds and securities), the Conduct Rules of FINRA or its predecessor, the National Association of Securities Dealers, Inc., and any other foreign, state or local securities or other laws or rules of FINRA or any other applicable self-regulatory agency in offering and selling Offered Shares.

8.     License and Association Membership

Participating Dealer’s acceptance of this Agreement constitutes a representation to the Fund and the Dealer Manager that Participating Dealer is a properly registered or licensed broker-dealer, duly authorized to sell Offered Shares under federal and state securities laws and regulations in all states where it offers or sells Offered Shares, and that it is a member in good standing of FINRA. Participating Dealer represents and warrants that it is currently licensed as a broker-dealer in the jurisdictions identified on Schedule 3 to this Agreement. This Agreement shall automatically terminate if Participating Dealer ceases to be a member in good standing of FINRA or with the securities commission of the state in which Participating Dealer’s principal office is located. Participating Dealer agrees to notify the Dealer Manager immediately if Participating Dealer ceases to be a member in good standing of FINRA or with the securities commission of any state in which Participating Dealer is currently registered or licensed, or in the case of a foreign dealer, so to conform. Participating Dealer also hereby agrees to abide by the FINRA Rules, including, without limitation, FINRA Rules 5110 and 5141 and NASD Rule 2420.

9.     Anti-Money Laundering Compliance Programs

Participating Dealer’s acceptance of this Agreement constitutes a representation to the Fund and the Dealer Manager that Participating Dealer has established and implemented an anti-money laundering compliance program (“AML Program”) in accordance with applicable law, including applicable FINRA Rules, SEC Rules and AML Rules, reasonably expected to detect and cause the reporting of suspicious transactions in connection with the sale of Offered Shares. In addition, Participating Dealer represents that it has established and implemented a program for compliance with Executive Order 13224 and all regulations and programs administered by OFAC (“OFAC Program”) and will continue to maintain its OFAC Program during the term of this Agreement. Upon request by the Dealer Manager at any time, Participating Dealer hereby agrees to (i) furnish a written copy of its AML Program and OFAC Program to the Dealer Manager for review and (ii) furnish a copy of the findings and any remedial actions taken in connection with Participating Dealer’s most recent independent testing of its AML Program and/or its OFAC Program.

9.1                  The parties acknowledge that for the purposes of FINRA Rules, the investors who purchase Offered Shares through Participating Dealer are “customers” of Participating Dealer and not the Dealer Manager. Nonetheless, to the extent that the Dealer Manager deems it prudent, Participating Dealer shall cooperate with the Dealer Manager’s reasonable requests for information, records and data related to the Fund’s shareholders introduced to, and serviced by, Participating Dealer (the “Customers”). Notwithstanding the foregoing, Participating Dealer shall not be required to provide to the Dealer Manager any documentation that, in Participating Dealer’s reasonable judgment, would cause Participating Dealer to lose the benefit of attorney-client privilege or other privilege which it may be entitled to assert relating to the discoverability of documents in any civil or criminal proceedings. Participating Dealer hereby represents that it is currently in compliance with all AML Rules and all OFAC requirements, including, but not limited to, the Customer Identification Program requirements under Section 326 of the USA PATRIOT Act. Participating Dealer hereby agrees, upon request by the Dealer Manager to (A) provide an annual certification to Dealer Manager that, as of the date of such certification, (i) its AML Program and its OFAC Program are consistent with the AML Rules and OFAC requirements, (ii) it has continued to implement its AML Program and its OFAC Program and (iii) it is currently in compliance with all AML Rules and OFAC requirements, including, but not limited to, the Customer Identification Program requirements under Section 326 of the USA PATRIOT Act; and (B) perform and carry out, on behalf of both the Dealer Manager and the Fund, the Customer Identification Program requirements in accordance with Section 326 of the USA PATRIOT Act and applicable SEC and U.S. Department of Treasury rules thereunder.

10.  Limitation of Offers; Suitability

Participating Dealer will offer Offered Shares only to persons who meet the suitability standards set forth in the Prospectus or in any suitability letter or memorandum sent to it by the Fund or the Dealer Manager and will only make offers to persons in the jurisdictions in which it is advised in writing that the Offered Shares are qualified for sale or that such qualification is not required. Suitability is not the responsibility of the Dealer Manager. Notwithstanding the qualification of the Offered Shares for sale in any jurisdiction (or the exemption therefrom), Participating Dealer represents, warrants and covenants that it will not offer Offered Shares and will not permit any of its registered representatives to offer Offered Shares in any jurisdiction unless both the Participating Dealer and such registered representative are duly licensed to transact securities business in such jurisdiction. In offering Offered Shares, Participating Dealer will comply with the provisions of the FINRA Rules and all other applicable rules and regulations relating to suitability of investors.

10.1              Participating Dealer further represents, warrants and covenants that neither Participating Dealer, nor any person associated with Participating Dealer, shall offer or sell Offered Shares in any jurisdiction except to investors who satisfy the investor suitability standards and minimum investment requirements under the most restrictive of the following: (a) applicable provisions described in the Prospectus, including minimum income and net worth standards; or (b) applicable FINRA Rules. Participating Dealer agrees to ensure that, in recommending the purchase, sale or exchange of Offered Shares to an investor, Participating Dealer, or a person associated with Participating Dealer, shall have reasonable grounds to believe, on the basis of information obtained from the investor (and thereafter maintained in the manner and for the period required by the SEC, any state securities commission, FINRA or the Fund) concerning the investor’s age, investment objectives, other investments, financial situation and needs, and any other information known to Participating Dealer, or person associated with Participating Dealer, that (i) the investor can reasonably benefit from an investment in the Offered Shares based on the investor’s overall investment objectives and portfolio structuring, (ii) the investor is able to bear the economic risk of an investment in the Offered Shares based on the investor’s overall financial situation and (iii) the investor has an apparent understanding of (A) the fundamental risks of an investment in the Offered Shares, (B) the risk that the investor may lose his or her entire investment in the Offered Shares, (C) the lack of liquidity of the Offered Shares, (D) the background and qualifications of the Adviser and Sub-Adviser, (E) the tax consequences of an investment in the Offered Shares. In the case of sales to fiduciary accounts, the suitability standards must be met by the person who directly or indirectly supplied the funds for the purchase of the Offered Shares or by the beneficiary of such fiduciary account. Participating Dealer further represents, warrants and covenants that Participating Dealer, or a person associated with Participating Dealer, shall be responsible for determining the suitability and appropriateness of an investment in Offered Shares of each proposed investor by reviewing documents and records disclosing the basis upon which the determination as to suitability was reached as to each purchaser of Offered Shares pursuant to a subscription solicited by Participating Dealer, whether such documents and records relate to accounts which have been closed, accounts which are currently maintained, or accounts hereafter established. Participating Dealer agrees to retain such documents and records in its records for a period of six years from the date of the applicable sale of Offered Shares, to otherwise comply with the record keeping requirements provided in Section XII below and to make such documents and records available to (i) the Dealer Manager and the Fund upon request and (ii) representatives of the SEC, FINRA and applicable state securities administrators upon Participating Dealer’s receipt of an appropriate document subpoena or other appropriate request for documents from any such agency. Participating Dealer shall not purchase any Offered Shares for a discretionary account without obtaining the prior written approval of Participating Dealer’s customer and his or her signature on a Subscription Agreement.

11.  Due Diligence; Adequate Disclosure

Prior to offering the Offered Shares for sale, Participating Dealer shall have conducted an inquiry such that Participating Dealer has reasonable grounds to believe, based on information made available to Participating Dealer by the Fund or the Dealer Manager through the Prospectus or other materials, that all material facts are adequately and accurately disclosed and provide a basis for evaluating a purchase of Offered Shares. In determining the adequacy of disclosed facts pursuant to the foregoing, Participating Dealer may obtain, upon request, information on material facts relating to this complex product, at a minimum, the following: (i) items of compensation; (ii) tax aspects; (iii) financial stability and experience of the Fund and the Adviser; (iv) conflicts and risk factors; and (v) other pertinent reports. Notwithstanding the foregoing, Participating Dealer may rely upon the results of an inquiry conducted by an independent third party retained for that purpose or another Participating Dealer, provided that: (i) Participating Dealer has reasonable grounds to believe that such inquiry was conducted with due care by said independent third party or such other Participating Dealer; (ii) the results of the inquiry were provided to Participating Dealer with the consent of the other Participating Dealer conducting or directing the inquiry; and (iii) no Participating Dealer that participated in the inquiry is an affiliate of the Fund or the Adviser. Prior to the sale of the Offered Shares, Participating Dealer shall inform each prospective purchaser of Offered Shares of pertinent facts relating to the Offered Shares including the lack of liquidity and lack of marketability of the Offered Shares during the term of the investment but shall not, in any event, make any representation on behalf of the Fund or the Adviser except as set forth in the Prospectus and any Authorized Sales Materials.

12.  Compliance with Record Keeping Requirements

Participating Dealer agrees to comply with the record keeping requirements of the Exchange Act, including, but not limited to, Rules 17a-3 and 17a-4 promulgated under the Exchange Act. Participating Dealer further agrees to keep such records with respect to each customer who purchases Offered Shares, his or her suitability and the amount of Offered Shares sold, and to retain such records for such period of time as may be required by the SEC, any state securities commission, FINRA or the Fund.

13.  Customer Complaints

Each party hereby agrees to provide to the other party copies of any written or otherwise documented customer complaints received by such party relating in any way to the Offering (including, but not limited to, the manner in which the Offered Shares are offered by the Dealer Manager or the Participating Dealer), the Offered Shares or the Fund.

14.  Effective Date

This Agreement will become effective upon the last date it is signed by either party hereto. Upon effectiveness of this Agreement, all offers and sales of Offered Shares by the Participating Dealer will be made pursuant to this Agreement exclusively and not through any prior agreement between Participating Dealer and the Dealer Manager, if any.

15.  Termination; Survival; Amendment

Participating Dealer will immediately suspend or terminate its offer and sale of Offered Shares upon the request of the Fund or the Dealer Manager at any time and will resume its offer and sale of Offered Shares hereunder upon subsequent request of the Fund or the Dealer Manager. Any party may terminate this Agreement by written notice, which termination shall be effective 48 hours after such notice is given. In any case, this Agreement shall expire at the close of business on the Termination Date. This Agreement and the exhibits and schedules hereto constitute the entire agreement among the parties and supersede any prior understanding, whether written or oral, prior to the date hereof with respect to the matters described herein. This Agreement may be amended at any time by the Dealer Manager by written notice to Participating Dealer, and any such amendment shall be deemed accepted by Participating Dealer upon placing an order for sale of Offered Shares after it has received such notice.

15.1                   The respective agreements and obligations of the Participating Dealer and the Dealer Manager set forth in Articles 1, 4, 5, 7, 10, 12, 13, 14, 15, 16, 17, 18, 19, 20, 21 and 23 of this Agreement and Section 5 of the Dealer Manager Agreement shall remain operative and in full force and effect notwithstanding the termination of this Agreement.

15.2                   Notwithstanding the termination of this Agreement or the payment of any amount to Participating Dealer, Participating Dealer agrees to pay Participating Dealer’s proportionate share of any claim, demand or liability asserted against Participating Dealer and the other Participating Dealers on the basis that the Participating Dealers or any of them constitute an association, unincorporated business or other separate entity, including, in each case, Participating Dealer’s proportionate share of any expenses incurred in defending against any such claim, demand or liability.

16.  Privacy Laws

The Dealer Manager and Participating Dealer (each referred to individually in this section as a “party”) agree as follows:

(a) Each party agrees to abide by and comply with (i) the privacy standards and requirements of the Gramm-Leach-Bliley Act of 1999 (“GLB Act”) and Regulation S-P; (ii) the privacy standards and requirements of any other applicable federal or state law; and (iii) its own internal privacy policies and procedures, each as may be amended from time to time;

(b) Each party agrees to refrain from the use or disclosure of nonpublic personal information (as defined under the GLB Act) of all customers who have opted out of such disclosures except as necessary to service the customers or as otherwise necessary or required by applicable law; and

(c) Each party shall be responsible for determining which customers have opted out of the disclosure of nonpublic personal information by periodically reviewing and, if necessary, retrieving a list of such customers (the “List”) as provided by each to identify customers that have exercised their opt-out rights. In the event either party uses or discloses nonpublic personal information of any customer for purposes other than servicing the customer, or as otherwise required by applicable law, that party will consult the List to determine whether the affected customer has exercised his or her opt-out rights. Each party understands that each is prohibited from using or disclosing any nonpublic personal information of any customer that is identified on the List as having opted out of such disclosures.

17.  Notice

All notices will be in writing and will be duly given to the Dealer Manager when mailed to

Triloma Securities

201 N. New York Ave. Suite 250

Winter Park, Florida 32789

Attn: Nathan Headrick

Telephone: (407) 636-6409

Email: nheadrick@triloma.com

and to Participating Dealer when mailed to the address specified upon execution of this Agreement.

18.  Attorneys’ Fees; Applicable Law and Venue

This Agreement and any claim, counterclaim or dispute of any kind or nature whatsoever arising out of or in any way relating to this Agreement, directly or indirectly, shall be governed by the laws of the State of Florida applicable to contracts formed and to be performed entirely within the State of Florida, without regard to the conflicts of laws principles and rules thereof, to the extent such principles would require or permit the application of the laws of another jurisdiction; provided, however, that the governing law for causes of action for violations of federal or state securities law shall be governed by the applicable federal or state securities law.

19.  Successors and Assigns; Parties in Interest

The Participating Dealer shall not assign this Agreement or any right, interest or benefit under this Agreement without the prior written consent of the Dealer Manager. This Agreement shall be binding upon the Dealer Manager and the Participating Dealer and their respective successors and permitted assigns.

19.1               The parties agree that the Adviser is an intended beneficiary/third party beneficiary of this Agreement and that the Adviser shall have the right to enforce any rights conferred upon it hereunder.

20.  Arbitration

In the event of a dispute concerning any provision of this Agreement (including any provisions of the Dealer Manager Agreement incorporated into this Agreement), either party may require the dispute to be submitted to binding arbitration, conducted on a confidential basis, under the then current commercial arbitration rules of FINRA or the American Arbitration Association (at the discretion of the party requesting arbitration) in accordance with the terms of this Agreement (including the governing law provisions of this section) and pursuant to the Federal Arbitration Act. The parties will request that the arbitrator or arbitration panel (the “Arbitrator”) issue written findings of fact and conclusions of law. The Arbitrator shall not be empowered to make any award or render any judgment for punitive damages, and the Arbitrator shall be required to follow applicable law in construing this Agreement, making awards, and rendering judgments. The decision of the Arbitrator shall be final and binding, and judgment upon any arbitration award may be entered by any court of competent jurisdiction. All arbitration hearings will be held at the Philadelphia FINRA District Office or at another mutually agreed upon site. The parties may agree on a single arbitrator, or, if the parties cannot so agree, each party will have the right to choose one arbitrator, and the selected arbitrators will choose a third arbitrator. Each arbitrator must have experience and education that qualify him or her to competently address the specific issues to be designated for arbitration. Notwithstanding the preceding, no party will be prevented from immediately seeking provisional remedies in courts of competent jurisdiction, including, but not limited to, temporary restraining orders and preliminary injunctions, but such remedies will not be sought as a means to avoid or stay arbitration. Except as provided otherwise in Section 5 of the Dealer Manager Agreement, in any action or arbitration to enforce the provisions of this Agreement or to secure damages for its breach, the prevailing party shall recover its costs and reasonable attorney’s fees. Each party to this Agreement hereby waives a trial by jury in any legal action or proceeding relating to this Agreement.

21.  Severability

The invalidity or unenforceability of any provision of this Agreement shall not affect the other provisions hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provision was omitted.

22.  Counterparts

This Agreement may be executed in any number of counterparts. Each counterpart, when executed and delivered, shall be an original contract, but all counterparts, when taken together, shall constitute one and the same agreement.

23.  No Partnership

Nothing in this Agreement shall be construed or interpreted to constitute the Participating Dealer as an employee, agent or representative of, or in association with or in partnership with, the Dealer Manager, the Fund or the other Participating Dealers; instead, this Agreement shall only constitute the Participating Dealer as a dealer authorized by the Dealer Manager to sell the Offered Shares according to the terms set forth in the Registration Statement, the Prospectus and this Agreement.

24.  Confidentiality

The Dealer Manager, the Fund, Triloma Financial Group, LLC or one of their affiliates or employees, agents or advisers (“Representatives”) (all such entities and persons, collectively, the “TFG Entities”) may have provided and will furnish to Participating Dealer or its affiliates or Representatives with certain information that is either non-public, confidential or proprietary in nature in order to enable Participating Dealer to perform a diligence review. This information furnished to Participating Dealer or its affiliates or Representatives, including the terms and conditions of any agreements entered into between Participating Dealer or its affiliates and any TFG Entity, together with analyses, compilations, forecasts, studies or other documents prepared by Participating Dealer or its affiliates or Representatives which contain or otherwise reflect such information is hereinafter referred to as the “Information.” The term Information shall not include such portions of the Information which (i) are or become generally available to the public other than as a result of a disclosure by Participating Dealer or its affiliates or Representatives in violation of this Agreement, or (ii) become available to Participating Dealer on a non-confidential basis from a source other than an TFG Entity that has a bona fide right to do so and which is not subject to any obligation to keep such information confidential. In consideration of the TFG Entities furnishing Participating Dealer or its affiliates or Representatives with the Information, Participating Dealer agrees that:

(a)  The Information will be kept confidential and shall not, without Dealer Manager’s prior written consent, be disseminated or disclosed by Participating Dealer or its affiliates or Representatives, in any manner whatsoever, in whole or in part, and shall not be used by Participating Dealer or its affiliates or Representatives, other than in connection with performing the diligence review contemplated by Section XI of this Agreement. Moreover, Participating Dealer agrees to reveal the Information only to such of its affiliates or Representatives who need to know the Information for the purpose of performing the diligence review contemplated by Section XI of this Agreement, who are informed by Participating Dealer of the confidential nature of the Information and who agree to act in accordance with the terms and conditions of this Section XXIV.

(b)  All copies of the Information will be returned to Dealer Manager or destroyed upon Dealer Manager’s request.

(c)  In the event that Participating Dealer or any of its affiliates or Representatives are requested or required (by oral questions, depositions, interrogatories, requests for information or documents, subpoena, civil investigative demand or other process) to disclose any of the Information, Participating Dealer will provide Dealer Manager with prompt written notice so that any of the TFG Entities may seek a protective order, other appropriate remedy or waive compliance with the provisions of this Agreement. In the event that such protective order or other remedy is not obtained, or that Dealer Manager waives compliance with the provisions of this Agreement, Participating Dealer shall disclose such Information without liability hereunder; provided, however, that Participating Dealer will furnish only that portion of the Information which, in the opinion of its counsel, Participating Dealer is compelled to disclose and will not oppose any action by Dealer Manager to obtain reliable assurance that confidential treatment will be accorded the Information. Participating Dealer further agrees to exercise its reasonable efforts to otherwise preserve the confidentiality of the Information. Upon reasonable notice, Participating Dealer further agrees to cooperate with the TFG Entities in obtaining a protective order or other appropriate remedy.

(d)  In no event shall any of the TFG Entities be liable for any losses, damages, claims or expenses incurred or actions undertaken by Participating Dealer or its affiliates or Representatives as a result of their receipt of the Information or their use thereof. Participating Dealer agrees that the Information is and shall remain the property of Dealer Manager and that none of the TFG Entities has granted Participating Dealer or its affiliates or Representatives any license, copyright, or similar right with respect to any of the Information.

(e)  Participating Dealer hereby acknowledges that Participating Dealer is aware, and that Participating Dealer will advise its affiliates or Representatives who have been provided with Information, that the United States securities laws prohibit any person who has received from an issuer material, non-public information from purchasing or selling securities of such issuer or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities. Participating Dealer further acknowledges that some or all of the Information is or may be price-sensitive information and that the use of such Information may be regulated or prohibited by applicable legislation relating to insider dealing and we undertake, on behalf of ourselves and our Representatives, not to use any Information for any unlawful purpose.

(f)  Dealer Manager has the right to enforce this Section as a third party beneficiary.

IN WITNESS WHEREOF, the undersigned have caused this Participating Dealer Agreement to be executed by their duly authorized representatives as of the date first written hereinabove:

PARTICIPATING DEALER:

By:
Name:
Title:

DEALER MANAGER:

Triloma Securities, LLC

By:
Name:	Nathan P. Headrick
Title:	President